Exhibit 99
                                                              PR NEWSWIRE

                     NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
                RESULTS OF ANNUAL MEETING AND FIRST QUARTER EARNINGS



Red Bank, N.J. February 9, 2005 -- North European Oil Royalty Trust (NYSE-NRT) reported that at the Annual Meeting of Unit Owners held today, the currently serving Trustees John H. Van Kirk, Robert P. Adelman,
Samuel M. Eisenstat, Willard B. Taylor and Rosalie J. Wolf were re-elected.

Earnings for the first three months of fiscal 2005 were also reported at the Annual Meeting, as indicated below with a comparison to earnings from the prior year's equivalent quarter:

                               Three Months Ended       Three Months Ended

                                     1/31/05                  1/31/04
                                     -------                  -------

German Royalties Received          $ 5,154,811              $ 4,360,730

Net Income                           4,835,114                4,134,113


Net Income Per Unit                   54 cents                 46 cents


The Trust reported a net income of 54 cents per unit for the first quarter of fiscal 2005. While the volume of gas sold under both the higher and lower royalty rate agreements showed declines compared to the prior year's equivalent quarter, higher gas prices and higher exchange rates (applied to the royalty transfers from Germany) resulted in the increased distribution. Gas sales under the higher royalty rate agreement covering western Oldenburg declined by 4.6% to 17.33 billion cubic feet ("Bcf") compared to the first quarter of fiscal 2004. Overall gas sales covered by the lower royalty rate agreement declined 5.1% to 44.21 Bcf compared to the first quarter of fiscal 2004.

For the quarter just ended the average price of gas sold under the higher royalty rate agreement increased 9.9% from 1.1836 Eurocents/Kwh ("Ecents/Kwh") to 1.3010 Ecents/Kwh. For the quarter just ended, the average price of gas sold under the lower royalty rate area increased 16.9% from 1.2120 Ecents/Kwh to 1.4169 Ecents/Kwh. When converted into more familiar terms using the applicable exchange rates, the average gas prices for gas sold under both the higher and lower royalty rate agreements was $5.09/Mcf as compared to $4.18/Mcf for the first quarter of fiscal 2004. Based on the transfer of royalties during the quarter, the average value for the Euro increased by 7.7% from a dollar equivalent of 1.2269 for the first quarter of fiscal 2004 to 1.3213 for the quarter just ended.

The distribution of 54 cents per unit previously declared will be paid on February 23, 2005 to owners of record as of February 11, 2005.

For further information contact John H. Van Kirk, Managing Trustee or John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at NEORT@AOL.Com.